Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Kathleen Greene	Melissa Muscio
Centura Software Corporation	Sterling Communications, Inc.
Senior Public Relations Manager	Tel: 415/439-5371
Tel: 650/596-4770	Fax: 415/439-5372
Email: kathleen.greene@centurasoft.com	Email: mmuscio@sterlingpr.com

Michael Gaynes
Centura Software Corporation
Manager, Investor Relations
Tel: 650-596-4776
Email: investor.relations@centurasoft.com

Centura Software Secures $12.5 Million in Additional Funding to Fuel Organizational Focus on Information Appliance and e-Business Markets

--Newly formed Information Appliance and e-Business business units positioned to rapidly expand on securely extending enterprise data to the Web and Information Appliances --

Redwood Shores, Calif.-January 3, 2000 - CenturaTM Software Corporation (NASDAQ: CNTR), leader in e-Business and Information Appliance databases and development solutions, announced today the issuance of $12.5 million in convertible preferred stock to a group of New York based institutional investors. Centura plans to use the net proceeds primarily to fund strategic activities related to its newly formed Information Appliance (IA) and e-Business (EB) strategic business units, and for general working capital. The preferred stock is convertible into common stock at the option of Centura for a period of ten months from the date of issuance and has a ceiling conversion price of $5.82 per share. Rochon Capital Group, Ltd. acted as placement agent in the transaction.

"The incremental financing will help us to accelerate a number of objectives we have set out to accomplish in 2000, in addition to augmenting general working capital," states Ric Lucien, Centura chief financial officer. "We are very pleased to have completed the financing at this point in time, as we enter a new and exciting year for Centura." "Our newly created IA and EB strategic business units will address the growing needs of our customers to extend their enterprise systems and will help us to immediately capitalize on new business opportunities with leading-edge companies such as SAP and Nocom." said Scott Broomfield, Centura chairman and chief executive officer. "This investment supports our strategy and market focus and gives us the ability to accelerate our business plans as we move into FY2000."

Mr. Len Strickler will lead the IA business unit sales teams in North America and Japan. During the past year at Centura, he successfully targeted the US sales team into the enterprise resource planning and healthcare markets. Based in Germany, Mr. Heinz Hoerth will lead the European IA business unit sales team. During the past three years, he has led the revitalization of Centura's Central European operations including development of an extensive distribution and sales channel throughout the region. Worldwide, the IA business unit will focus on enabling and delivering solutions for the mobile workforce in the areas of field force and sales force automation.

Mr. Larry Stefonic will lead the North American EB business unit sales team, focusing on maximizing the sales of Centura Products and Services into Centura's extensive customer base and into creating new e-Business opportunities. Prior to his new assignment, Mr. Stefonic led worldwide sales at Raima Corporation (now part of Centura) and was instrumental in establishing working relationships with industry leaders such as WindRiver (NASDAQ: WIND) and Red Hat (NASDAQ: RHAT).

Centura Software Corporation

Headquartered in Redwood Shores, CA, Centura is a leading provider of e- Business and Information Appliance solutions. Centura's product offerings address the growing demand for complete and secure integration capabilities, which enable successful mobile computing. Developers and IT decision makers worldwide have relied on Centura's rich and innovative technology offerings and its world-class professional services since 1984. The company integrates their solutions in various business systems worldwide including the healthcare, manufacturing, telecommunications and financial industries. Centura has 19 offices worldwide, including locations in North America, Latin America, Asia/Pacific, Europe, the Middle East and Africa. For more information about Centura, visit http://www.centurasoft.com

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Centura, the Centura logo and all Centura products are trademarks or registered trademarks of Centura Software Corporation, or are trademarks and/or registered trademarks exclusively licensed to and used by Centura Software Corporation. All other products are trademarks or registered trademarks of their respective owners. Copyright © 1999 Centura Software Corporation, all rights reserved.